UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CHROMCRAFT REVINGTON, INC.

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CHROMCRAFT REVINGTON, INC.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 21, 2009

To the Stockholders of Chromcraft Revington, Inc.:
The annual meeting of stockholders of Chromcraft Revington, Inc. (the “Company”) will be held on Thursday, May 21, 2009 at 11:00 a.m., Eastern Daylight Time, at the Renaissance Concourse Hotel — Atlanta Airport, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 for the following purposes:
1.	To elect seven directors of the Company, each of whom will serve a term expiring at the 2010 annual meeting of stockholders and until his successor is duly elected and qualified.

2.	To transact such other business that may properly come before the annual meeting of stockholders and any adjournments or postponements of the meeting.
     The Board of Directors has fixed the close of business on March 31, 2009 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting of stockholders.
     Whether or not you plan to attend the annual meeting, you are urged to complete, date and sign the enclosed proxy and return it promptly in the envelope provided so that your shares are represented and voted at the annual meeting.

By Order of the Board of Directors,

Myron D. Hamas
Vice President-Finance
and Secretary
April 29, 2009

CHROMCRAFT REVINGTON, INC.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906

PROXY STATEMENT

GENERAL INFORMATION
     This proxy statement is furnished to the stockholders of Chromcraft Revington, Inc. (“Company,” “we,” “us” or “our”) in connection with the solicitation by our Board of Directors of proxies to be voted at our annual meeting of stockholders to be held on Thursday, May 21, 2009 at 11:00 a.m., Eastern Daylight Time, at the Renaissance Concourse Hotel — Atlanta Airport, One Hartsfield Centre Parkway, Atlanta, Georgia 30354, and at any adjournments or postponements of the meeting. This proxy statement and accompanying form of proxy were first mailed to our stockholders on or about April 29, 2009.
     We will pay the costs of soliciting proxies to be voted at our annual meeting. In addition to use of the mail, proxies may be solicited personally or by telephone, electronic mail or overnight delivery service by our directors, officers and certain employees who will not be specially compensated for any solicitation. We also will request brokerage firms, nominees, custodians and fiduciaries to forward the proxy solicitation materials relating to the annual meeting to the beneficial owners of common stock and will reimburse these institutions for the cost of forwarding the materials.
     Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted. You may revoke your proxy by providing written notice delivered to the Secretary of the Company, by executing and delivering to us a proxy having a later date or by attending the annual meeting and voting in person.
     The shares represented by proxies that we receive will be voted as instructed. If we receive signed proxies without specific instructions marked on them, these proxies will be voted FOR the election as directors of the seven persons named as nominees in this proxy statement, each of whom will serve for a term expiring at the 2010 annual meeting of stockholders and until his successor is duly elected and qualified. If for any reason any director nominee named in this proxy statement becomes unable or unwilling to serve, the persons named as proxies in the accompanying form of proxy will have authority to vote for a substitute nominee should our Board of Directors determine to nominate another person.
     The accompanying form of proxy also gives discretionary authority to the persons named as proxies to vote in accordance with the directions of our Board of Directors on any other matters that may properly come before the annual meeting. The persons named as proxies intend to vote with respect to such other matters, if any, in accordance with the directions of our Board of Directors.
     Our principal executive office is located at 1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana 47906.

INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE 2009 ANNUAL MEETING
     The Securities and Exchange Commission has adopted new electronic proxy rules that require companies to post their proxy materials on the Internet. For this annual meeting, we have chosen to follow the Securities and Exchange Commission’s “full set” delivery method and, therefore, although we are posting a full set of our proxy materials on the Internet, we also are mailing this proxy statement, a form of proxy and our 2008 annual report to our stockholders of record on the record date for this meeting.
     This proxy statement, a form of proxy and our 2008 annual report are available at http://materials.proxyvote.com/171117.
     If you desire to obtain directions to our annual meeting, please contact Myron D. Hamas, Corporate Secretary, at (765) 807-2640.
VOTING SECURITIES
     We have one class of capital stock outstanding, which consists of our common stock. Our Board of Directors fixed the close of business on March 31, 2009 as the record date (the “Record Date”) for determining our stockholders entitled to notice of and to vote at our annual meeting of stockholders and any adjournments or postponements of the meeting. On the Record Date, we had 6,126,209 shares of common stock outstanding and entitled to vote. We have no other shares outstanding that are entitled to vote.
     Each share of our common stock is entitled to one vote, exercisable in person or by proxy. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum in order for business to be conducted at the annual meeting. Shares voting, abstaining or withholding authority to vote on any matter at the annual meeting will be counted as present for purposes of determining a quorum. Assuming a quorum is present at the annual meeting, the election of directors will be determined by a plurality of the votes cast. Any other matters that may properly come before the meeting will be approved by the affirmative vote of the holders of at least a majority of the shares present, in person or by proxy, at the annual meeting.
     Abstentions and instructions on the accompanying proxy to withhold authority to vote for one or more of the director nominees will result in those nominees receiving fewer votes in favor of their election. Shares that are the subject of a broker non-vote will be deemed to be not voted.
     If you are a participant in our Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction card to use to provide voting instructions to First Bankers Trust Services, Inc., the trustee for the ESOP, for the shares allocated to your account under the ESOP as of the Record Date. Your voting instructions to the trustee should be completed, dated, signed and returned in the envelope provided by May 15, 2009. Please do not return your voting instructions to the Company. Your voting instructions relating to the shares allocated to your ESOP account will be kept confidential by the ESOP trustee and will not be disclosed to any of our directors, officers or employees.
     Unless the terms of the ESOP or the fiduciary duties of the ESOP trustee require otherwise, the trustee will vote (i) the shares allocated to your account under the ESOP in accordance with your instructions received by the trustee in a timely manner, and (ii) the shares that have not been allocated to participants’ accounts in accordance with the directions of the Benefit Plans Administrative Committee of the Company (the “Benefits Committee”). If you do not return your voting instruction card in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your ESOP account, the Benefits Committee will direct the ESOP trustee how to vote the shares allocated to your account.
     If you are a participant in our Savings Plan, you will receive a voting instruction card to use to provide voting instructions to T. Rowe Price Trust Company, Inc., the trustee for the Savings Plan, for the shares credited to your account under the Savings Plan as of the Record Date. Your voting instructions to the trustee should be completed, dated, signed and returned in the envelope provided by May 15, 2009. Please do not return your voting instructions to the Company. Your voting instructions relating to the shares credited to your Savings Plan account will be kept confidential by the Savings Plan trustee and will not be disclosed to any of our directors, officers or employees.
     Unless the terms of the Savings Plan or the fiduciary duties of the Savings Plan trustee require otherwise, the trustee will vote the shares credited to your account under the Savings Plan in accordance with your instructions received by the trustee in a timely manner. If you do not return your voting instruction card in a timely manner or if your voting instruction card is returned unsigned or without indicating how you desire to vote, the Benefits Committee will direct the Savings Plan trustee how to vote the shares credited to your account.
     The Benefits Committee is comprised of two members, namely Ronald H. Butler, who is our Chairman and Chief Executive Officer, and Myron D. Hamas, who is our Vice President-Finance. The members of the Benefits Committee are appointed by the Board of Directors and may be changed by the Board at any time.
ITEM 1 — ELECTION OF DIRECTORS
     The only scheduled item of business to be acted upon at the annual meeting of stockholders will be the election of seven directors of our Company, each of whom will serve a term expiring at the 2010 annual meeting of stockholders and until his successor is duly elected and qualified.
     The Nominating and Corporate Governance Committee has recommended to our Board of Directors that each of the director nominees named below be nominated to serve as a director of our Company. Our Board of Directors has accepted the recommendation of the Nominating and Corporate Governance Committee and has nominated these individuals to serve as directors of our Company. Except for Mr. Butler, who is our Chairman and Chief Executive Officer, each of these nominees is independent under the independence criteria for directors and board committee members adopted by the NYSE Amex, LLC (the successor to the American Stock Exchange).
     The persons named as proxies intend to vote each proxy, if properly signed and returned, FOR the election of each of the seven director nominees named below, unless indicated on the proxy that the stockholder’s vote should be withheld from any or all of the nominees. We expect each nominee named in this proxy statement to be able to serve as a director if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees should our Board of Directors determine to nominate other persons.

Our Board of Directors unanimously recommends voting FOR the election as directors of each of the nominees named below
     Set forth below is certain information about each of our director nominees.
     Ronald H. Butler, age 59, is our Chairman and Chief Executive Officer. Mr. Butler began serving in these positions on July 1, 2008. From 2004 to July, 2008, Mr. Butler served as President and Chief Executive Officer of Pet Resorts, Inc., a privately-held company that builds premium pet boarding, daycare, pet training and grooming facilities. Previously, Mr. Butler served as the Chief Executive Officer of Three Dog Bakery, Inc., a manufacturer of pet foods. Mr. Butler also serves as a director of ARXX Building Products (Ontario, Canada) and has held senior management positions at various companies, including PETsMART and Payless Cashways, Inc. Prior to becoming Chairman and Chief Executive Officer of the Company, Mr. Butler served as our lead independent director and as a member of the Board’s Compensation Committee, which he chaired. He has served as a director of our Company since 2004.
     John R. Hesse, age 75, is the President of Spring Garden Corporate Advisors, Inc., an investment advisory firm serving the horticultural industry. From 1997 until 2002, he served as the Chairman and Chief Executive Officer of International Garden Products, Inc., a consolidator of horticultural production companies. Mr. Hesse is a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee, and has served as a director of our Company since 2005.
     David L. Kolb, age 70, served as the Chairman of the Board of Directors of Mohawk Industries, Inc. from 1988 until his retirement in 2004 and as Chief Executive Officer from 1988 until 2000. Mohawk Industries is a producer of floor covering products for residential and commercial applications in the United States and Europe. From 1980 until 1988, Mr. Kolb served as the President of Mohawk Carpet Corporation. Mr. Kolb currently serves as a director of Mohawk Industries and Aaron Rents, Inc. Aaron Rents, Inc. is a retailer specializing in the rental and sale of residential and office furniture, consumer electronics, computers and home appliances and accessories. Mr. Kolb is a member of the Board’s Compensation Committee, which he chairs. He has served as a director of our Company since 1992.
     Larry P. Kunz, age 74, served as the President and Chief Operating Officer of Payless Cashways, Inc., a retailer of building materials and home improvement products, from 1986 until his retirement in 1993. Mr. Kunz is a member of the Nominating and Corporate Governance Committee, which he chairs. He has served as a director of our Company since 1992.
     Theodore L. Mullett, age 67, has been a management consultant since 1998. From 1965 until his retirement in 1998, Mr. Mullett was a certified public accountant with KPMG LLP and was a partner with that firm from 1973 until 1998. Mr. Mullett is a member of the Board’s Audit Committee, which he chairs, and Compensation Committee. He has served as a director of our Company since 2002.
     Craig R. Stokely, age 63, has served as the President of The Stokely Partnership, Inc., a management consulting firm, since 1992. Previously, he served as Senior Vice President of Corporate Development at Fellowes, Inc., a worldwide manufacturer of office products. Earlier in his career, Mr. Stokely held senior management positions with the LeeWards and Kenner Toy divisions of General Mills, Inc. Mr. Stokely serves as our lead independent director and is a member of the Board’s Compensation Committee. He has served as a director of our Company since 2005.
     John D. Swift, age 67, served as the Vice President-Finance and Chief Financial Officer of Mohawk Industries, Inc. from 1987 until his retirement in 2004. Mohawk Industries is a producer of floor covering products for residential and commercial applications in the United States and Europe. Earlier in his career, he held various finance and accounting positions at General Electric Company and Firestone Tire and Rubber Company. Mr. Swift is a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee. He has served as a director of our Company since 2005.
STOCK OWNERSHIP INFORMATION
Owners of More than Five Percent of Common Stock
     The stockholders listed in the following table are known by management to beneficially own more than 5% of the outstanding shares of our common stock as of the Record Date.

Name and Address	Number of Shares	Percent of
of Beneficial Owner	Beneficially Owned	Common Stock (1)
Chromcraft Revington Employee Stock Ownership Plan Trust (2) 1330 Win Hentschel Boulevard West Lafayette, Indiana 47906	1,786,503	29.2%

Aldebaran Capital, LLC and Kenneth R. Skarbeck (3) 10293 North Meridian Street, Ste. 100 Indianapolis, Indiana 46290	472,943	7.7%

T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, Maryland 21202	460,000	7.5%

(1)	Percentages are based on 6,126,209 shares of our common stock outstanding on the Record Date.

(2)	Unless the trust or the fiduciary duties of the trustee require otherwise, the trustee of the ESOP trust will vote (i) the shares allocated to participants’ accounts under the ESOP in accordance with the instructions received in a timely manner from participants, and (ii) the shares that have not been allocated to participants’ accounts in accordance with the directions of the Benefits Committee. Any shares allocated to a participant’s account for which the trustee has not received voting instructions in a timely or proper manner will be voted by the trustee in accordance with the directions of the Benefits Committee. The Benefits Committee consists of Ronald H. Butler, our Chairman and Chief Executive Officer, and Myron D. Hamas, our Vice President-Finance. The members of the Benefits Committee are appointed by the Board of Directors and may be changed by the Board at any time.

(3)	Based solely on information provided by Aldebaran Capital, LLC in a Schedule 13D filed with the Securities and Exchange Commission on October 29, 2008. Included as reporting persons in the Schedule 13D are Aldebaran Capital, LLC and Kenneth R. Skarbeck, the managing member of Aldebaran Capital, LLC. The Schedule 13D indicates that the reporting persons have shared power to dispose of all shares beneficially owned and that the reporting persons expressly disclaim beneficial ownership of these securities.

(4)	Based solely on information provided by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009. In the Schedule 13G/A, Price Associates expressly denied beneficial ownership of these securities.
Stock Ownership of Directors and Executive Officers
     The following table shows the number of shares of our common stock beneficially owned as of the Record Date by each of our directors and our named executive officers, as well as the number of shares beneficially owned by all directors and executive officers as a group.

	Number of Shares	Percent of
Name of Person	Beneficially Owned (1)	Common Stock (2)
Ronald H. Butler	14,900	*
John R. Hesse	12,400	*
David L. Kolb	30,900	*
Larry P. Kunz	19,100	*
Theodore L. Mullett	20,100	*
Craig R. Stokely	12,400	*
John D. Swift	12,400	*
William B. Massengill	11,626	*

Benjamin M. Anderson-Ray (3)	2,899	*
Richard J. Garrity (3)	635	*
Frank T. Kane (3)	6,858	*
Dennis C. Valkanoff (3)	1,300	*

Directors, Named Executive Officers and Other Executive Officers as a Group (14 Persons)	148,597	2.4%

*	Represents less than 1% of the outstanding common stock of our Company.

(1)	Includes 95,064 shares which certain directors and executive officers have the right to acquire pursuant to stock options exercisable within sixty days of the Record Date as follows: Mr. Butler, 12,500; Mr. Hesse, 10,000; Mr. Kolb, 12,500; Mr. Kunz, 12,500; Mr. Mullett, 17,500; Mr. Stokely, 10,000; Mr. Swift, 10,000 and Mr. Massengill, 10,064. Also includes 800 shares of restricted common stock issued to each of our directors under the Directors’ Stock Plan that will vest on the day before the 2009 annual meeting of stockholders. All of the stock options are vested and presently exercisable but had exercise prices above the closing price of our common stock on December 31, 2008.

(2)	Percentages are based on 6,126,209 shares of our common stock outstanding on the Record Date.

(3)	Messrs. Anderson-Ray, Garrity, Kane and Valkanoff are considered named executive officers of the Company for the purposes of this proxy statement under the requirements of the Securities and Exchange Commission, but none of them is presently employed by the Company.
Section 16(a) Beneficial Ownership Reporting Compliance
     Under the federal securities laws, our directors and executive officers, and any persons beneficially owning more than 10% of our common stock, are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any failure to file timely the required reports. During 2008, no director or executive officer was late in filing the required reports with the Securities and Exchange Commission. In making this disclosure, we have relied solely upon written representations of our directors and executive officers and copies of reports that those persons have filed with the Securities and Exchange Commission and provided to us.
Certain Stock Repurchases by our Company
     In 2008, we repurchased 42,000 shares of our common stock.
CORPORATE GOVERNANCE AND BOARD MATTERS
Independence
     Our Board of Directors has determined that each of the directors standing for re-election at the 2009 annual meeting, with the exception of Mr. Butler, has no relationship with us that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director and, accordingly, is independent under our director independence standards. Our director independence standards are the same as the director independence criteria adopted by the NYSE Amex (as successor to the American Stock Exchange) as set forth in Section 803 of the NYSE Amex Company Guide. Mr. Butler is not independent because he serves as our Chairman and Chief Executive Officer.
Transactions with Related Persons
     Our Board of Directors has adopted a Code of Ethics applicable to our chief executive officer and senior financial managers, a Code of Business Conduct and Ethics applicable to our directors, officers and employees and a set of Corporate Governance Guidelines. Copies of these items are available, without charge, upon making a request in writing to Mr. Myron D. Hamas, Corporate Secretary, Chromcraft Revington, Inc., 1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana 47906, or by telephone at (765) 807-2640.
     We do not allow our directors, officers or employees to be involved in transactions with us or one of our subsidiaries where the director, officer or employee (or a relative) has a direct financial interest or will receive a personal benefit, unless a waiver of this policy is first granted. Our Board of Directors has the responsibility to review and grant waivers of transactions involving any of our directors or executive officers. Our Chief Executive Officer has the responsibility to review and grant waivers of transactions involving any of our non-executive employees. No waivers were requested in 2008.

Board Committees
     Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of each of the committees consist solely of outside directors who satisfy the independence requirements for board committee membership under the criteria adopted by the NYSE Amex (as successor to the American Stock Exchange).
     Audit Committee. The members of the Audit Committee are Messrs. Mullett (Chairman), Hesse and Swift, and our Board of Directors has determined that each of these individuals is an audit committee financial expert as defined by the Securities and Exchange Commission. This committee held six meetings in 2008. As specified in its charter, the Audit Committee’s primary objectives are to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent auditors, (iii) the performance of our internal audit function, and (iv) our compliance with certain applicable legal and regulatory requirements. The Audit Committee’s charter was attached to the Company’s proxy statement relating to the 2007 annual meeting of stockholders and also is available upon request to the Secretary of the Company.
     In addition, among other responsibilities, the Audit Committee appoints, oversees the performance of and approves the fees of our independent auditors; reviews and discusses with management and the independent auditors our annual audited and quarterly financial statements; reviews with management and the independent auditors the adequacy and effectiveness of our internal controls; discusses with management our major financial risk exposures; assures that we maintain an internal audit function; reviews and recommends any changes to our Code of Ethics applicable to our Chief Executive Officer and senior financial managers; annually reviews the Audit Committee’s charter and evaluates the Committee’s performance; and prepares the Audit Committee report for inclusion in our annual meeting proxy statement.
     The report of the Audit Committee is included in this proxy statement beginning on page 22.
     Compensation Committee. The members of the Compensation Committee are Messrs. Kolb (Chairman), Mullett and Stokely. This committee held eight meetings in 2008. As specified in its charter, the Compensation Committee’s primary objective is to assist our Board of Directors in fulfilling its responsibilities relating to the compensation of our executive officers. The Compensation Committee’s charter was attached to the Company’s proxy statement relating to the 2007 annual meeting of stockholders and also is available upon request to the Secretary of the Company.
     In addition, among other responsibilities, the Compensation Committee determines the compensation of our Chief Executive Officer and, based on the recommendation of our CEO, our other executive officers; reviews and approves the goals and objectives relevant to compensation of our Chief Executive Officer; develops the philosophies, policies and practices relating to compensation and benefits for the executive management of our Company and its subsidiaries; administers our stock plan for directors; administers our executive incentive plan; reviews and makes recommendations to our Board of Directors regarding any employment agreements for executive management of our Company and its subsidiaries; reviews and makes recommendations to our Board of Directors regarding director compensation; and annually reviews the Compensation Committee’s charter and evaluates the Committee’s performance.
     Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Kunz (Chairman), Hesse and Swift. This committee met four times in 2008. As specified in its charter, the primary objectives of the Nominating and Corporate

Governance Committee are to assist our Board of Directors by (i) identifying individuals who are qualified to serve as directors of our Company, (ii) recommending to our Board the director nominees for election at each annual meeting of stockholders, (iii) recommending to our Board any matters relating to the structure, authority and membership of the Board’s committees, and (iv) overseeing the evaluation process of our Board of Directors and our Board committees. The Nominating and Corporate Governance Committee’s charter was attached to the Company’s proxy statement relating to the 2007 annual meeting of stockholders and also is available upon request to the Secretary of the Company.
     In addition, among other responsibilities, the Nominating and Corporate Governance Committee reviews possible candidates for election to our Board of Directors; determines the qualifications that the Committee will consider when evaluating potential director nominees; reviews and recommends to our Board of Directors any changes in our Code of Business Conduct and Ethics for our directors, officers and employees and our Corporate Governance Guidelines; and annually reviews the Nominating and Corporate Governance Committee’s charter and evaluates the Committee’s performance.
Board Meeting Attendance
     Our Board of Directors held eleven meetings during 2008. Each director attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and of the Board committees of which he is a member.
Director Compensation
     The Compensation Committee periodically reviews and makes recommendations to our Board of Directors regarding the compensation that we pay to our directors. Our Board decides the compensation paid to our directors taking into account the Compensation Committee’s recommendations.
     Effective on January 1, 2009, our Board decided to implement a 20% reduction in the annual retainers and fees paid to our directors in an effort to reduce costs of the Company. Accordingly, directors who are not employees of our Company are now paid an annual retainer of $16,000 (previously, $20,000). Non-employee directors also receive a fee of $1,200 (previously, $1,500) for each day that they attend in person a Board of Directors or a Board committee meeting and a fee of $600 (previously, $750) for each day that they participate in a telephonic meeting of the Board or a committee, regardless of the number of Board or committee meetings held on a given day. The following additional annual retainers also are paid (and reflect the 20% reduction):

Lead independent director	$4,800

Audit Committee Chair	$4,000

Compensation Committee Chair	$3,200

Nominating and Corporate Governance Committee Chair	$3,200
     Non-employee directors also are reimbursed for their expenses incurred while traveling on behalf of the Company. A director who is an employee of our Company does not receive a retainer or director or committee fees for his service on the Board of Directors but is reimbursed for his expenses incurred while traveling on behalf of the Company.

     Directors who are not employees of our Company are eligible to participate in our Directors’ Stock Plan. Effective January 1, 2009, our Board also decided to implement a 20% reduction in awards made under this plan. Under this plan, our directors receive upon initial appointment or election to our Board of Directors either 2,400 (previously, 3,000) shares of restricted common stock or an option to purchase 8,000 (previously, 10,000) shares of our common stock. Upon re-election to the Board, our directors receive an automatic grant of either 640 (previously, 800) shares of restricted common stock or a nonqualified option to purchase 2,000 (previously, 2,500) of our shares. Stock options vest and are exercisable immediately upon grant and have an exercise price of not less than 100% of the fair market value of the underlying shares on the grant date. Restricted stock vests on the day immediately preceding the next annual meeting of stockholders following the grant of the shares. Each year, the Compensation Committee determines whether stock options or restricted stock will be awarded under the Directors’ Stock Plan.
     In 2008, Messrs. Hesse, Kolb, Kunz, Mullett, Stokely and Swift each received an award of 800 shares of restricted common stock under the Directors’ Stock Plan. Mr. Butler also received an award of 800 shares of restricted common stock under the Directors’ Stock Plan because he was not an employee of the Company or any of its affiliates at the time of his re-election to the Board in 2008. The Compensation Committee determined to allow Mr. Butler to retain his unexercised options to purchase 12,500 shares of Company common stock and his unvested restricted stock award of 800 shares that were granted to him prior to the time that he became an employee of the Company. Under the Directors’ Stock Plan, 85,000 stock options are currently outstanding and 43,200 shares remain available for future awards under this plan.
     The following table sets forth certain information concerning the compensation that we paid to our directors in 2008.

				Non-Equity
	Fees Earned			Incentive Plan	All Other
	or Paid	Stock	Option	Compensa-	Compensa-
Name	in Cash	Awards (1)	Awards	tion	tion	Total

Benjamin Anderson-Ray (2)	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

Ronald H. Butler (3)	34,500	4,766	-0-	-0-	-0-	39,266

John R. Hesse	46,250	4,766	-0-	-0-	-0-	51,016

David L. Kolb	52,250	4,766	-0-	-0-	-0-	57,016

Larry P. Kunz	50,000	4,766	-0-	-0-	-0-	54,766

Theodore L. Mullett	55,750	4,766	-0-	-0-	-0-	60,516

Craig R. Stokely	51,500	4,766	-0-	-0-	-0-	56,266

John D. Swift	46,250	4,766	-0-	-0-	-0-	51,016

(1)	Represents the amount of stock compensation expense recognized for financial reporting purposes for the year ended December 31, 2008 relating to awards of restricted common stock.

(2)	Mr. Anderson-Ray was employed as our Chairman and Chief Executive Officer through June 30, 2008 and, as such, was not entitled to any director’s fees, stock awards or other compensation for his services as a director of our Company in addition to the compensation that he received in his capacity as our Chief Executive Officer. Effective June 30, 2008, Mr. Anderson-Ray separated from service and resigned as a director of the Company.

(3)	Effective July 1, 2008, Mr. Butler was appointed Chairman and Chief Executive Officer of the Company and, as such, was not entitled to any director fees, stock awards or other compensation for his services as a director of our Company subsequent to that date in addition to the compensation that he received in his capacity as our Chief Executive Officer. The compensation reported in this table reflects his service as a non-employee director from January 1, 2008 until June 30, 2008.
Lead Independent Director
     Mr. Stokely serves as our lead independent director, and he serves as such at the pleasure of the Board of Directors. The primary responsibilities of our lead independent director are to coordinate the activities of the independent directors and to serve as the principal liaison between the Company’s Chief Executive Officer (who also currently serves as our Chairman of the Board) and the other independent directors. Our lead independent director has additional responsibilities, which are, among other things, to discuss with our Chief Executive Officer and, as appropriate, other members of management the results of executive sessions of the independent directors and to meet individually on an as-needed basis with senior executives of the Company who report to the Chief Executive Officer.
Executive Sessions of the Board of Directors
     Executive sessions of our Board of Directors are those at which only non-employee directors are present. Our independent directors hold an executive session in connection with each in-person Board meeting and meet in executive session at other times on an as-needed basis. There were twelve executive sessions of our Board of Directors in 2008. Our lead independent director and any non-employee director can request that an executive session of the Board be scheduled.
Consideration of Director Candidates
     Role of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee makes a recommendation to our Board of Directors each year of individuals to be nominated for election as directors at our annual meeting of stockholders. In the event vacancies occur on our Board during the year, the Committee also may make recommendations of persons to fill these vacancies. After considering the Nominating and Corporate Governance Committee’s recommendations, our Board of Directors ultimately determines the director nominations or the appointments to fill vacancies.
     The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by the Committee’s members, by other members of our Board of Directors and by our stockholders. For existing directors to be nominated for re-election at an annual meeting, the Nominating and Corporate Governance Committee will consider the director’s performance on the Board, his attendance record at Board and committee meetings, the needs of our Company and the ability of the director to continue to satisfy our established director qualifications.
     With respect to new members of the Board, the Nominating and Corporate Governance Committee will consider the needs of our Company as well as whether the director satisfies the Committee’s established director qualifications. When the Committee determines a need exists, the Committee will recommend new directors to replace existing directors who do not seek re-election, to add new members to our Board of Directors in the event the size of our Board is increased or to fill vacancies. In the case of new directors, after the Committee has identified a prospective director nominee and has conducted an initial evaluation of the candidate, the Committee will interview the candidate. If the

Committee believes the candidate would be an appropriate addition to our Board of Directors, it will recommend to the full Board that the individual be considered for a director position. Our Board of Directors then determines whether to nominate the person for election at an annual meeting of stockholders or be appointed to fill a vacancy on the Board.
     Suggestions by Stockholders. The Nominating and Corporate Governance Committee will consider suggestions by our stockholders of individuals to serve on our Board of Directors in connection with the Committee’s recommendations to the full Board of Directors of director nominees for election at the annual meeting. Director candidates suggested by a stockholder will be considered by the Nominating and Corporate Governance Committee in a manner similar to the way that candidates suggested by a Committee member or by a member of our Board of Directors are considered. Any stockholder desiring to make a suggestion to the Nominating and Corporate Governance Committee of a possible director nominee should submit to the Committee the candidate’s name and address; a statement of the candidate’s business experience; an identification of other boards of directors and board committees on which the candidate serves; a statement indicating any relationship between the candidate and our Company, any customer, supplier or competitor of our Company or the stockholder making the suggestion; a statement that the candidate would be willing to serve if nominated and elected; an evaluation of the candidate in light of the Committee’s established director qualifications; and any other information requested by the Committee. These suggestions should be made in writing and received no later than October 31, 2009 by:
Chair, Nominating and Corporate Governance Committee
Chromcraft Revington, Inc.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906
     Stockholders also may nominate individuals for election as directors at any annual meeting of stockholders in addition to making suggestions to the Nominating and Corporate Governance Committee as provided above. To make such a nomination, a stockholder must comply with the procedures set forth in Article IX of our By-Laws. These procedures are summarized under the heading “STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS” beginning on page 24 of this proxy statement.
     Qualifications of Directors. When evaluating a prospective director nominee, the Nominating and Corporate Governance Committee will consider, among other matters, the following qualifications of the nominee:
•	level of integrity;

•	ability to make sound decisions and to exercise appropriate business judgment;

•	overall business experience;

•	knowledge of our industry;

•	ability to devote sufficient time and attention to the performance of his duties as a director;

•	independence from our Company and our customers, suppliers and competitors;

•	potential contribution to the range of talent, skill and expertise needed or appropriate for our Board of Directors; and

•	ability to represent the interests of our stockholders.

Communications with our Board of Directors
     Stockholders or other interested parties who desire to communicate with our Board of Directors, our lead independent director, our independent directors or any individual director may write to:
Chair, Nominating and Corporate Governance Committee
Chromcraft Revington, Inc.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906
     A letter from a stockholder should state the stockholder’s name and, if the stockholder’s shares are held in street name, evidence of the stockholder’s ownership of Company common stock. Depending on the subject matter of the letter, the Chairman of the Nominating and Corporate Governance Committee will:
•	forward the letter to the appropriate director or to the entire Board;

•	request an officer of our Company to handle the inquiry directly such as, for example, where the letter contains a request for routine information about our Company or stock transfer matters or is primarily commercial in nature; or

•	not forward the letter to any director if it relates to an improper or irrelevant topic.
     At each Board meeting, the Chairman of Nominating and Corporate Governance Committee will present a summary of all letters received since the last Board meeting that were not forwarded to all directors and will make those letters available to any director.
Attendance at Annual Meetings
     The Board of Directors has adopted a policy that it expects all Board members to attend our annual meeting of stockholders. All incumbent directors attended the 2008 annual meeting of stockholders.
EXECUTIVE COMPENSATION
Executive Officers of our Company
     Each of our executive officers serves a term of office of one year and until his successor is duly elected and qualified, except for Mr. Butler whose term of office will expire on December 31, 2011 unless such term ends earlier as provided in his employment agreement with the Company. Set forth below is certain information about the individuals who are serving as our executive officers as of the date of this proxy statement.
     Ronald H. Butler, age 59, is our Chairman and Chief Executive Officer. Mr. Butler began serving in these positions on July 1, 2008. From 2004 to July, 2008, Mr. Butler served as President and Chief Executive Officer of Pet Resorts, Inc., a privately-held company that builds premium pet boarding, daycare, pet training and grooming facilities. Previously, Mr. Butler served as the Chief Executive Officer of Three Dog Bakery, Inc., a manufacturer of pet foods. Mr. Butler also serves as a director of ARXX Building Products (Ontario, Canada) and has held senior management positions at various companies, including PETsMART and Payless Cashways, Inc. Prior to becoming Chairman and Chief Executive Officer of the Company, Mr. Butler served as our lead independent director and as a member of the Board’s Compensation Committee, which he chaired. He has served as a director of our Company since 2004.

     Myron D. Hamas, age 53, was promoted to Vice President-Finance of our Company in December, 2008 and appointed Secretary in January, 2009. Mr. Hamas has been employed by the Company since 2002 and, prior to his promotion, had served as the Company’s Director of Corporate Services. Previously, Mr. Hamas served as Director of Corporate Accounting at the Company. Mr. Hamas’ previous experience includes positions at KPMG LLP and other public companies.
     E. Michael Hanna, age 56, was appointed as our Senior Vice President of residential sales in August, 2008. Mr. Hanna previously held various senior management positions at the Company from 1989 until 2007, including President of the Company’s CR Chromcraft, Inc. subsidiary from 1999 until 2007. From December, 2007 until rejoining the Company in August, 2008, Mr. Hanna served as President of Karavan, Inc., which is a casual dining direct container furniture import company.
     William B. Massengill, age 51, was appointed as Vice President of Operations of our Company in August, 2008. Mr. Massengill is responsible for operations and supply chain activities and has other general management responsibilities. Mr. Massengill has been employed by the Company or one of its subsidiaries in various roles since 2000, including President of the Company’s CR Home Occasional, Inc. subsidiary from 2000 until 2008.
Overview of Executive Compensation
     The Compensation Committee of our Board of Directors is responsible for assisting the Board on certain compensation matters at our Company and determines the philosophy and objectives relating to overall compensation of our executive officers. Each year, this committee also establishes the base salary and the short-term and long-term incentive award opportunities for our Chief Executive Officer. Based upon the recommendations of our Chief Executive Officer, the committee also sets the base salary and the short-term and long-term incentive award opportunities for our other executive officers.
Executive Compensation Philosophy
     Our Company’s overall executive compensation philosophy strives to provide compensation that is designed to attract, retain and motivate the executives of our Company in a highly competitive business environment and in an industry and an economy that are experiencing extremely challenging times. Our compensation philosophy also strives to provide incentive compensation and stock ownership in our Company to our executives to encourage and reward the achievement of annual and long-term performance goals and strategies.
Components of Executive Compensation
     The Compensation Committee together with our Chief Executive Officer annually review our executive compensation to ensure that it is competitive and is consistent with our compensation philosophy. Our compensation program consists of three primary components: base salary, short-term incentive compensation (payable in cash) and long-term incentive compensation (currently payable in restricted stock). As such, we historically have sought to have a portion of our executives’ potential compensation at risk and tied to performance.
     Base Salary. Base salary is the component of our executive compensation that is payable in cash and is not subject to the achievement of any performance measures. The Compensation Committee reviews and establishes annually the base salaries of our Chief Executive Officer and our other executive officers.

     Short-term Incentive Compensation. The Compensation Committee selects the annual short-term performance measures and the levels of performance required for threshold, target and maximum annual cash bonuses under the Executive Incentive Plan for our executive officers based on input from our Chief Executive Officer and a financial plan prepared by senior management of the Company. The potential amounts of cash bonuses that may be awarded under the plan each year are based entirely on the achievement of the established performance measures for a particular year. The Compensation Committee selects performance measures from those listed in our Executive Incentive Plan, which was approved by our stockholders in 2007.
     The Company did not achieve the performance measures established for 2008 and, accordingly, no performance-based bonuses under our Executive Incentive Plan were paid to our executive officers.
     Long-Term Incentive Compensation. In 2008, the Compensation Committee did not approve long-term incentive compensation award opportunities for any of our current executive officers other than Mr. Butler. The Board of Directors and the Compensation Committee approved an award opportunity of 240,000 shares of restricted common stock for Mr. Butler for the 2008-2010 performance period. This award opportunity was contemplated by the employment agreement between the Company and Mr. Butler, and was made as an additional inducement for Mr. Butler to accept the CEO position at the Company.
     Employee Benefits. Our executive officers participate in the same retirement and health plans as our other employees. For retirement, we maintain an employee stock ownership plan and a 401(k) savings plan for our employees who meet certain eligibility requirements. In 2008, we made contributions to the accounts of our executive officers under our 401(k) savings plan based on eligible wages. In addition, certain executive officers participate in a supplemental executive health care program that reimburses them, and their eligible dependents, for certain expenses not covered by the Company’s group health plan. We also provide an automobile or an automobile allowance to our executive officers.
Summary Compensation Table
     The following table summarizes the compensation that the Company paid in 2008 to our current Chief Executive Officer, our former Chief Executive Officer, our two next most highly compensated executive officers serving as of December 31, 2008, and certain former executive officers of the Company. Although Mr. Butler’s base salary was $400,000 per year, he voluntarily requested that his annual base salary be reduced by 20% (or to $320,000) effective December 1, 2008 through the end of 2009 as a cost-cutting measure for the Company.

						Non-Equity
						Incentive
				Stock		Plan	All Other
Name and Principal				Awards		Compensa-	Compensa-		Total
Position (1)	Year	Salary	Bonus	(2)	Option Awards	tion	tion		Compensation

Ronald H. Butler (3) Chairman and Chief Executive Officer	2008	$193,333	$-0-	$-0-	$-0-	$-0-	$11,513		$204,846

William B. Massengill (4) Vice President- Operations	2008	213,861	14,784 (5)	-0-	-0-	-0-	10,933		239,578

Benjamin M. Anderson-Ray Former Chairman and Chief Executive Officer	2008 2007	195,000 383,750	-0- 195,000 (5)	-0- 189,420	-0- -0-	-0- -0-	66,728 44,173	(6) (7)	261,728 812,343

Frank T. Kane (8) Former Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2008 2007	267,500 250,833	-0- 92,000 (5)	-0- -0-	-0- -0-	-0- -0-	254,646 94,604	(9) (10)	522,146 437,437

Dennis C. Valkanoff Former Senior Vice President	2008 2007	163,500 270,000	-0- 36,000 (5)	-0- 19,085	-0- -0-	-0- -0-	90,796 97,035	(11) (12)	254,296 422,120

Richard J. Garrity Former Senior Vice President	2008 2007	168,750 168,750	-0- 92,557 (14)	-0- 23,300	-0- -0-	-0- -0-	91,779 18,574	(13) (15)	260,529 303,181

(1)	We have employment agreements with each of our current executive officers listed in the table that specify a minimum base salary for each of them.

(2)	Represents the amount of stock compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2007. In 2008, Mr. Garrity forfeited 5,000 shares of restricted stock valued at $46,600, and Mr. Valkanoff forfeited 5,000 shares of restricted stock valued at $41,350. The shares forfeited were valued at fair market value on the date of grant. A discussion of how restricted stock grants are valued can be found in Note 14 (Stock-Based Compensation) to the Company’s consolidated financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission. The shares were forfeited as a result of Mr. Valkanoff’s and Mr. Garrity’s separation from employment with the Company in 2008.

(3)	Effective July 1, 2008, our Board of Directors appointed Mr. Butler as the Chairman and Chief Executive Officer of the Company, replacing Mr. Anderson-Ray. Mr. Butler was a non-employee director of the Company from 2004 until June 30, 2008. Compensation paid to Mr. Butler as a non-employee director from January 1, 2008 through June 30, 2008 is included in the directors compensation table on page 10 of this proxy statement.

(4)	Mr. Massengill was not an executive officer in 2007; therefore, his compensation for 2007 is not reported.

(5)	Represents a discretionary cash bonus paid to this person.

(6)	Includes Company contributions to a tax-qualified retirement plan, a payment for unused vacation as of the date of his separation from employment, amounts not paid under the Company’s group health plan, reimbursed group health plan premiums, an automobile allowance, and reimbursed attorneys fees. The Company and Mr. Anderson-Ray are presently engaging in discussions with respect to a revised amount of his severance in connection with his separation from employment with the Company, but this amount has not been finalized as of the date of this proxy statement. Although no assurances can be given, the Company anticipates the amount to be approximately $200,000.

(7)	Includes Company contributions to a tax-qualified retirement plan, a payment for retirement benefits reduced under Internal Revenue Code limitations, amounts not paid under the Company’s group health plan, reimbursed group health plan premiums, and an automobile allowance.

(8)	Mr. Kane and the Company entered into a retirement and consulting agreement on December 31, 2008, and Mr. Kane retired effective January 15, 2009. In 2008, 14,000 of Mr. Kane’s stock options expired and 137,362 were forfeited due to his retirement.

(9)	Includes an accrual for Mr. Kane’s supplemental executive retirement plan, Company contributions to a tax-qualified retirement plan, amounts not paid under the Company’s group health plan, an accrual for unused vacation as of December 31, 2008, and an automobile allowance. Also includes $187,667 accrued in 2008 relating to a Retirement and Consulting Agreement entered into on December 31, 2008 between the Company and Mr. Kane in connection with his retirement as Executive Vice President and Chief Financial Officer. See the discussion beginning on page 21 under the caption “Retirement and Consulting Agreement.”

(10)	Includes an accrual of $56,129 for Mr. Kane’s supplemental executive retirement plan, Company contributions to a tax-qualified retirement plan, a payment for retirement benefits reduced under Internal Revenue Code limitation, amounts not paid under the Company’s group health plan, and an automobile allowance.

(11)	Includes an automobile allowance, Company contributions to a tax-qualified retirement plan, amounts not paid under the Company’s group health plan, and amounts paid to maintain law licenses. Also includes $66,000 paid to Mr. Valkanoff in 2008 for severance in connection with his termination of employment by the Company. The Company and Mr. Valkanoff do not agree as to the final amount of his severance or other claimed amounts owing, if any, in connection with his termination of employment by the Company and, accordingly, no estimate of this amount can be given as of the date of this proxy statement.

(12)	Includes relocation expenses reimbursed to Mr. Valkanoff under his employment agreement in the amount of $41,157 and a related tax gross-up of $32,838, Company contributions to a tax-qualified retirement plan, amounts not paid under the Company’s group health plan, reimbursed group health plan premiums, an automobile allowance, and amounts paid to maintain law licenses.

(13)	Includes Company contributions to a tax-qualified retirement plan, tax gross-ups for Mr. Garrity’s hiring bonus and reimbursed group health plan premiums, amounts not paid under the Company’s group health plan, and an automobile allowance. Also includes $54,492 paid to Mr. Garrity in 2008 for severance in connection with his termination of employment by the Company. The Company and Mr. Garrity are presently engaging in discussions with respect to the final amount of his severance and other benefits in connection with his separation from employment with the

Company, but the amount has not been finalized as of the date of this proxy statement. Although no assurances can be given, the Company anticipates the amount to be approximately $150,000.

(14)	Includes a discretionary cash bonus of $72,557 and a hiring bonus of $20,000.

(15)	Includes reimbursed group health plan premiums, Company contributions to a tax-qualified retirement plan, amounts not paid under the Company’s group health plan, and an automobile allowance.
Outstanding Equity Awards at Fiscal Year End
     The following table summarizes certain information concerning outstanding equity awards at December 31, 2008 to the executive officers named in the Summary Compensation Table.

Equity
Incentive Plan
Awards:
	Number of	Number of	Number of			Number of
	Securities	Securities	Securities			Shares of
	Underlying	Underlying	Underlying			Stock	Market Value
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	of Shares
	Options That Are	Options That Are	Unearned	Exercise	Expira-	Not	That Have
Name	Exercisable (1)	Unexercisable	Options	Price	tion Date	Vested	Not Vested

Ronald H. Butler (2)	10,000 (3) 2,500 (4)	-0-	-0-	$13.35 12.21	7/29/2014 5/5/2015	800 (5)	$312 (6)

William B. Massengill	10,064 (7)	-0-	-0-	12.20	2/3/2013	-0-	-0-

Benjamin M. Anderson-Ray	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Frank T. Kane	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Dennis C. Valkanoff	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Richard J. Garrity	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Although all of the stock options reported in this column are vested and presently exercisable, they had exercise prices above the closing price of our common stock on December 31, 2008.

(2)	All of the outstanding stock options and stock awards for Mr. Butler were awarded to him when he served as a non-employee director of the Company prior to his appointment as our Chairman and Chief Executive Officer effective on July 1, 2008.

(3)	The vesting date of these options was July 29, 2004.

(4)	The vesting date of these options was May 5, 2005.

(5)	The vesting date of these shares is May 20, 2009.

(6)	The market value is based upon the closing price on December 31, 2008 of a share of the Company’s common stock of $0.39 as reported by the NYSE Amex.

(7)	The vesting date of these options was February 3, 2003.
Employment Agreements
     Set forth below are brief descriptions of the material terms of the employment agreements with our current executive officers. These descriptions do not purport to be complete and are qualified in their entirety by reference to each employment agreement, as filed with the Securities and Exchange Commission.
     Ronald H. Butler. We have entered into an employment agreement with Mr. Butler, our Chairman of the Board and Chief Executive Officer. The initial term of Mr. Butler’s employment under his employment agreement began on July 1, 2008 and will end on December 31, 2011. Upon the expiration of the initial term, the employment agreement will be automatically renewed on the same terms and conditions for successive one-year terms, unless Mr. Butler’s employment has been terminated earlier, or either we or Mr. Butler elects not to renew the agreement at the end of any term.
     Under his employment agreement, Mr. Butler will serve as our Chairman and Chief Executive Officer and will have such other authority, duties and responsibilities as set forth in our By-Laws or as our Board of Directors may from time to time prescribe that are consistent with his position as Chief Executive Officer of our Company. Our Board of Directors is required to nominate Mr. Butler as one of its director nominees to be considered for election at each annual meeting of stockholders during the period of time that Mr. Butler is serving as our Chief Executive Officer.
     Mr. Butler’s base salary will be not less than $400,000 per fiscal year ($320,000 after the voluntary 20% reduction effective December 1, 2008), and he will be entitled to participate in all incentive compensation plans and programs generally available to executive officers of our Company and its subsidiaries. He also receives an automobile allowance of $1,500 per month. In addition, in accordance with his employment agreement, Mr. Butler received a restricted stock award opportunity under our Executive Incentive Plan for the 2008-2010 performance period for 240,000 shares of restricted common stock of the Company.
     Mr. Butler’s employment may be terminated, subject to a limited right to cure in certain circumstances, (i) by us with or without cause, (ii) by Mr. Butler with or without good reason, (iii) upon Mr. Butler’s death or disability, or (iv) by Mr. Butler in the event of a change in control of our Company. In addition, either the Company or Mr. Butler may elect not to renew the employment agreement at the end of any term.
     If Mr. Butler’s employment is terminated by us for cause or by Mr. Butler without good reason, then the Company will not, except under certain circumstances, pay Mr. Butler any severance. If Mr. Butler’s employment is terminated by us without cause or by Mr. Butler for good reason, then we will pay Mr. Butler (i) if his last day of employment is on or prior to December 31, 2009, a severance payment equal to his base salary (calculated as a monthly amount) payable in twelve equal monthly installments, or (ii) if his last day of employment is subsequent to December 31, 2009, a severance payment equal to two times his base salary (calculated as a monthly amount) payable in twenty-four equal monthly installments. If Mr. Butler’s employment is terminated by the Company due to death or disability, then the Company will pay Mr. Butler or his estate a single lump sum equal to his base salary (calculated as a monthly amount) for three months. If Mr. Butler terminates his employment under certain circumstances following a change in control of the Company, then he will not be entitled to a severance payment from the Company.
     If we determine not to renew the employment agreement, we will pay Mr. Butler an amount (payable in twelve equal monthly installments) equal to his base salary. If Mr. Butler determines not to renew the Employment Agreement, then he will not be entitled to a severance payment from the Company.
     The severance payments described above which are payable in monthly amounts may be reduced or eliminated entirely under certain circumstances. Upon any termination of Mr. Butler’s employment, his vested and unvested incentive compensation awards will be distributed, paid or exercisable as provided in his employment agreement, unless expressly provided otherwise in our Executive Incentive Plan or in a written agreement between our Company and Mr. Butler relating to these awards.
     In addition, under certain circumstances following a termination of Mr. Butler’s employment with us, we are required to reimburse him for the premiums associated with continuation coverage under COBRA for himself and/or his spouse and legal dependents under our group health plan for up to 18 months following his last day of employment.
     While Mr. Butler is employed by the Company and for a period of one year thereafter (or, in the event he is entitled to receive severance payments over a period of twenty-four months, then for a period of two years), the employment agreement prohibits Mr. Butler from competing against the Company or its subsidiaries or affiliates, from soliciting any customers or employees of the Company or its subsidiaries or affiliates and from requesting any customer, supplier, vendor or others doing business with the Company or its subsidiaries or affiliates to change their relationship with any of them. At all times while Mr. Butler is employed by the Company and thereafter, he is subject to certain confidentiality covenants.
     William B. Massengill. We have entered into an employment agreement with Mr. Massengill, which provides, among other items, for the employment of Mr. Massengill as an executive with our Company with such duties and responsibilities as our Chairman may prescribe. Mr. Massengill receives a base salary of $220,000 per calendar year, subject to future increases.
     The initial term of Mr. Massengill’s employment under his employment agreement began on April 23, 2007 and ended on April 23, 2008. Upon the expiration of the initial term, Mr. Massengill’s employment is automatically extended on the same terms and conditions for successive one-year terms, unless the executive’s employment has been terminated earlier or unless either the Company or Mr. Massengill elects not to renew the agreement at the end of any term.
     Mr. Massengill is entitled under his employment agreement to participate in all employee benefit and incentive compensation plans and programs as determined by the board of directors or the Chairman of the Company.
     Mr. Massengill’s employment may be terminated, subject to a limited right to cure under certain circumstances, (i) by us with or without cause, (ii) by the executive with or without good reason, (iii) upon death or disability of the executive, or (iv) by the executive following a change in control of our Company. In addition, either the Company or Mr. Massengill may elect not to renew the employment agreement at the end of any term.
     If Mr. Massengill’s employment is terminated by us for cause or by him without good reason, then we will, except under certain circumstances, pay him a severance payment in a single lump sum equal to his monthly base salary for three months. If Mr. Massengill’s employment is terminated by us without cause or by him for good reason, then we will pay him a severance payment equal to his monthly base salary for a period of six months following his last day of employment with us.
     If Mr. Massengill’s employment is terminated by us upon the occurrence of a disability, then we will pay him a single lump sum equal to his monthly base salary for six months. If Mr. Massengill terminates his employment under certain circumstances following a change in control of our Company, then we will pay him a severance payment equal to his monthly base salary for a period of six months following his last day of employment with us.
     If we determine not to renew Mr. Massengill’s employment agreement, we will pay him a severance payment equal to his monthly base salary for a period of six months following his last day of employment with us. If Mr. Massengill determines not to renew his employment agreement, then we will pay him a single lump sum equal to his monthly base salary for three months.
     The severance payments described above which are payable over monthly periods may be reduced or eliminated entirely under certain circumstances.
     Upon the termination of Mr. Massengill’s employment (other than following a change in control of our Company), all outstanding awards of cash bonuses, stock options, restricted stock and other incentive compensation (whether cash or equity based) will vest and be paid or distributed to, or be exercisable by, as the case may be, him or, if applicable, his estate or authorized representative, in accordance with (i) the incentive compensation plan applicable to the award, (ii) the applicable written agreement between our Company and Mr. Massengill relating to an incentive compensation award, or (iii) in the absence of an incentive plan or an award agreement relating to a particular award, as determined by our Board of Directors (or a committee thereof) or the Chairman of our Company. If Mr. Massengill terminates his employment under certain circumstances following a change in control of our Company, all outstanding awards of cash bonuses, stock options, restricted stock and other incentive compensation (whether cash or equity based) will vest and be paid or distributed to, or be exercisable by, as the case may be, him simultaneously with the change in control unless expressly provided otherwise in (i) the applicable incentive plan, or (ii) the applicable award agreement.
     In addition, under certain circumstances following a termination of Mr. Massengill’s employment with us, we are required to reimburse him for the premiums associated with continued coverage pursuant to COBRA for himself and/or his spouse and legal dependents under our group health plan for up to six months following his last day of employment.
     While Mr. Massengill is employed by us and for a period of six months thereafter, the employment agreement prohibits him (except under certain limited circumstances following his termination of employment) from competing against our Company or any of our affiliates, from soliciting any of our customers or employees or any of our affiliates and from requesting any customer, supplier, vendor or others doing business with us or any of our affiliates to change their relationship with any of them. At all times while Mr. Massengill is employed by us and thereafter, he is subject to certain confidentiality covenants.
Retirement and Consulting Agreement
     The Company entered into a retirement and consulting agreement on December 31, 2008 with Frank T. Kane, who was our Executive Vice President, Chief Financial Officer, Secretary and Treasurer. Under this agreement, Mr. Kane retired as an employee and from all other positions with the Company as of January 15, 2009, except that he resigned as a director of each of the Company’s subsidiaries as of December 24, 2008.
     Under the agreement, the Company will pay Mr. Kane a total sum of approximately $140,000, which is payable in a lump sum on July 15, 2009. During the six month period beginning on July 16, 2009 and ending on January 15, 2010, Mr. Kane will serve as a consultant to the Company at a fee of $1,500 per day, with a minimum of four days of consulting services per month.
     For a period of two years following his last day of employment, Mr. Kane is prohibited from competing against our Company or any of our affiliates, from soliciting any of our customers or employees or any of our affiliates and from requesting any customer, supplier, vendor or others doing business with us or any of our affiliates to change their relationship with any of them. At all times, Mr. Kane continues to be subject to certain confidentiality covenants.
Supplemental Retirement Plan
     We maintained a supplemental retirement plan for the benefit of Mr. Kane. Under this plan, we were obligated to pay Mr. Kane a lifetime annual supplemental retirement benefit equal to 30% of the average of his base salary and cash bonuses paid in the three full years prior to his retirement at age 65, reduced by an actuarially adjusted annual payment (assuming an annual payment beginning at age 65 and payable for the remainder of Mr. Kane’s life) determined based on the sum of all vested Company contributions for the benefit of Mr. Kane to retirement plans plus payments made to Mr. Kane representing amounts we could not contribute to these plans because of limitations under the Internal Revenue Code.
     Mr. Kane was 100% vested in this plan at December 31, 2008. The plan, however, allowed Mr. Kane to receive a reduced benefit following his early retirement or other termination of employment before reaching age 65 and required payment of a reduced benefit in a single lump sum on January 2, 2009. As such, the Company paid $206,143 to Mr. Kane under this plan on such date.
TRANSACTIONS WITH RELATED PERSONS
     On July 1, 2008, the Company purchased 42,000 shares of its common stock that were owned by Benjamin M. Anderson-Ray, the Company’s former Chairman and Chief Executive Officer, for a total purchase price equal to $156,000. The purchase price was determined based upon the average of the high and low closing prices for the stock during a period of twenty business days in June, 2008.
REPORT OF THE AUDIT COMMITTEE
     The Company’s Board of Directors has a standing Audit Committee, which has a charter that is summarized above under the heading “CORPORATE GOVERNANCE AND BOARD MATTERS.” The Audit Committee has furnished the report set forth below.
     The Audit Committee reviewed and discussed with management and our independent auditors the Company’s audited financial statements as of and for the year ended December 31, 2008. Management has the primary responsibility for our financial statements and the reporting process, including our system of internal controls. Our independent auditors, KPMG LLP, audited our financial statements as of and for the year ended December 31, 2008 and expressed an opinion that the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of our Company and its subsidiaries as of and for such year in conformity with U.S. generally accepted accounting principles.

     The Audit Committee discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the Committee has received from our independent auditors the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent auditor’s communications with the Committee concerning independence and has discussed with the independent auditors their independence. The Committee relies on the information and representations provided to it by management and the independent auditors.
     Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Theodore L. Mullett, Chairman
John R. Hesse
John D. Swift
INDEPENDENT AUDITORS
General
     KPMG LLP audited our financial statements as of and for the year ended December 31, 2008. The Audit Committee is reviewing relevant factors prior to engaging the Company’s independent registered public accounting firm for the year ending December 31, 2009. A representative of KPMG LLP will be present at the annual meeting, will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
Fees to Independent Auditors
     The following table sets forth the fees billed or to be billed by KPMG LLP to us for services performed in connection with the years ended December 31, 2008 and 2007.

	2008		2007
Audit fees (1)	$255,000		$297,000
Audit-related fees	-0-		-0-
Tax fees	-0-		-0-
All other fees	-0-		-0-

Total	$255,000	(2)	$297,000

(1)	Audit fees represented fees for professional services rendered in connection with the audit of our financial statements for the years ended December 31, 2008 and 2007 and the review of our financial statements included in our Quarterly Reports on Form 10-Q filed in 2008 and 2007.

(2)	This amount is provided in the engagement letter with KPMG LLP and is subject to increase for final billing for the audit of the financial statements for the year ended December 31, 2008.

     KPMG LLP is permitted to provide only services to us that have been pre-approved by the Audit Committee.
ANNUAL REPORT AND PROXY STATEMENT
     A copy of our 2008 annual report, including our Form 10-K and audited consolidated financial statements as of and for the year ended December 31, 2008, accompanies this proxy statement. The 2008 annual report does not constitute proxy soliciting material.
     In an effort to reduce printing costs and postage fees, we have adopted a practice whereby stockholders who have the same address and last name will receive only one copy of this proxy statement and our 2008 annual report unless one or more of these stockholders notifies us that they wish to receive individual copies of these materials. We will deliver promptly upon written or oral request a separate copy of this proxy statement and our 2008 annual report to any stockholder at a shared address to which a single copy of those materials was sent.
     If you share an address with another stockholder and have received only one copy of this proxy statement and the 2008 annual report this year but would like to receive a separate copy of these materials in the future, or if you received multiple copies of this proxy statement and our 2008 annual report but would like to receive a single copy in the future, please contact us.
     Stockholders may contact us by mail at 1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana 47906 or by telephone at (765) 807-2640. In either case, you should direct your communication to Mr. Myron D. Hamas, Corporate Secretary of our Company.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
     In addition to the notice requirements described below, a stockholder who desires to include a proposal in our proxy soliciting materials relating to our 2010 annual meeting of stockholders must send the proposal such that we receive it at our principal executive office no later than December 30, 2009 and must submit the proposal in accordance with the rules and regulations under the Securities Exchange Act of 1934.
     Stockholders desiring to make a director nomination or a proposal for any business or matter at any annual or special meeting of stockholders of the Company must comply with the notice procedures provided in our By-Laws. Those procedures are summarized below. A complete copy of our By-Laws was included as an exhibit to the Company’s Form 8-K filed on April 7, 2009 and is available on the Internet website of the Securities and Exchange Commission at www.sec.gov.
     Nominations for the election as directors and proposals for any business or matter to be presented at any annual or special meeting of stockholders may be made by any of our stockholders of record entitled to vote in the election of directors or on the business or matter to be presented, as the case may be, or by our Board of Directors. In order for a stockholder to make such a nomination or proposal, the stockholder must give notice thereof in writing by certified first class United States mail, return receipt requested, or by receipted overnight delivery to our Corporate Secretary. This notice must be received by us not later than the following date: (i) with respect to any annual meeting of stockholders, not less than 120 days or more than 180 days prior to the first anniversary of the date of the notice for the previous year’s annual meeting of stockholders, or (ii) with respect to any special meeting of stockholders, not more than 15 days following the date of the notice for such special meeting. No notice of any kind under this procedure is required for any nominations for the election as directors or any proposals for any business or matter made by our Board of Directors.

     Each notice given by a stockholder with respect to a nomination for election as a director must set forth for each nominee: (i) the name, age, address and telephone number of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of stock of our Company beneficially owned by the nominee, and (iv) any arrangement according to which the nomination is made or the nominee will serve or may be elected. The stockholder making the nominations also must promptly provide any other information relating to his or her nominees as may be reasonably requested by us.
     Each notice given by a stockholder with respect to proposals for any business or other matter to be presented at any meeting of stockholders must set forth as to each matter: (i) a brief description of the business or matter desired to be presented at the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on our list of stockholders for the meeting, of the stockholder making such proposal, (iii) the class and number of shares of our stock beneficially owned by the stockholder, and (iv) any material interest of the stockholder in the proposal. The stockholder making a proposal also must promptly provide any other information relating to his proposal as may be reasonably requested by us.
     If any nomination or proposal is not made in accordance with the requirements of this notice procedure, the chairman of the annual or special meeting of stockholders at which such nomination or proposal is sought to be presented may determine that the nomination or proposal was not made in accordance with the notice procedure and, in such event, he may declare to the meeting that the defective nomination or proposal is out of order and will be disregarded and not presented for a vote of the stockholders. This notice procedure does not require the Company to hold any meeting of stockholders for the purpose of considering any nomination or proposal made by any stockholder.
DISCRETIONARY VOTING AND OTHER MATTERS
     As of the date of this proxy statement, our Board of Directors knows of no matters other than the election of directors to come before the annual meeting. If other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will have authority to vote pursuant to the proxy at the annual meeting in accordance with the directions of our Board of Directors.
     The information under the heading “Report of the Audit Committee” does not constitute soliciting material and is not filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

By Order of the Board of Directors,

Myron D. Hamas
Vice President-Finance
and Secretary
April 29, 2009

☐
CHROMCRAFT REVINGTON, INC.
This Proxy is Solicited on Behalf of the Board of Directors
For use at the 2009 Annual Meeting of Stockholders
     The undersigned hereby appoints RONALD H. BUTLER and MYRON D. HAMAS, and each of them singly, as proxies, each having the power to appoint his substitute, to represent and to vote all shares of common stock of Chromcraft Revington, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 2009, and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present, as follows:
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
CHROMCRAFT REVINGTON, INC.
The meeting will be held on Thursday, May 21, 2009 at 11:00 a.m., Eastern Daylight Time,
at the Renaissance Concourse Hotel - Atlanta Airport,
One Hartsfield Centre Parkway, Atlanta, Georgia 30354
For directions to the annual meeting of stockholders,
please contact Myron D. Hamas, Corporate Secretary, at 765-807-2640
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS:
The Notice of Annual Meeting, Proxy Statement, Proxy Card and 2008 Annual Report
are available at http://materials.proxyvote.com/171117
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

20700000000000000000 1	052109

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors, To elect as directors the nominees named below to hold office until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualified.				2.	Other Matters. In their discretion, on such other matters as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof.

This proxy will be voted as directed, but if no direction is given, this proxy will be voted FOR the election as directors of all nominees named herein. With respect to any other matters as may properly come before the annual meeting of stockholders, the proxies named herein will have the authority to vote on such matters and intend to vote in accordance with the directions of the Company’s Board of Directors.

		NOMINEES:
☐	FOR ALL NOMINEES	O O	Ronald H. Butler John R. Hesse
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See Instructions below)	O O O O O	David L. Kolb Larry P. Kunz Theodore L. Mullett Craig R. Stokely John D. Swift

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold voting authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.